Exhibit 99.1
ITT CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2007 and for the year ended December 31, 2006 are derived by applying certain pro forma adjustments to the historical income statements of ITT Corporation (“ITT”) and EDO Corporation (“EDO”), which were prepared in accordance with accounting principles generally accepted in the United States of America. ITT acquired EDO on December 20, 2007. The unaudited pro forma condensed combined income statements give effect to this transaction as if it had occurred on January 1, 2006. The unaudited pro forma condensed consolidated balance sheet at September 30, 2007 is not presented as the acquisition is already reflected in the Company’s audited consolidated balance sheet included in the ITT 2007 Form 10-K.
     The EDO acquisition was accounted for under Statement of Financial Accounting Standards No. 141, “Business Combinations”, which requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair value at the acquisition date, with amounts exceeding the net fair value being recorded as goodwill. The allocation process requires an analysis of acquired contracts, customer relationships, fixed assets, contractual commitments, legal contingencies, and brand value to identify and record the fair value of all assets and liabilities assumed.
     In valuing acquired assets and liabilities fair values were based on, but not limited to future expected discounted cash flows, comparable market rates, replacement costs, expected settlement amounts, and discount and growth rates. ITT has assigned preliminary fair value amounts to the tangible and intangible assets acquired and liabilities assumed. However, the values of certain assets and liabilities are subject to adjustment, as additional information is obtained. Such additional information includes, but is not limited to: valuation of customer relationships; estimate-to-complete contract analyses; valuation of tradenames and valuation and physical counts of property, plant and equipment.
     The unaudited pro forma condensed combined income statements are presented for informational purposes only. They do not purport to present what ITT’s results of operations would have been had this transaction actually occurred on January 1, 2006, nor do they purport to represent ITT’s results of operations for any future period. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that ITT believes are reasonable based information currently available, and are described in the accompanying notes to the unaudited pro forma income statements. Furthermore, no effect has been given in the unaudited pro forma condensed combined income statements for synergistic benefits that may be realized through the combination of ITT and EDO or the costs that have been or may be incurred in integrating their operations. These adjustments continue to be subject to change as additional information is obtained by ITT.
     The unaudited pro forma condensed combined income statements should be read in conjunction with ITT’s historical consolidated financial statements and related notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in ITT’s 2007 Form 10-K and third quarter 2007 Form 10-Q, and EDO’s historical audited consolidated financial statements as of December 31, 2006 and historical unaudited interim financial statements as of September 29, 2007 and for the nine months ended September 29, 2007 and September 30, 2006.

ITT Corporation and Subsidiaries
Pro Forma Condensed Income Statement
Nine Months Ended September 30, 2007
(In Millions, Except Per Share Amounts, Unless Otherwise Stated)
(Unaudited)

	Historic
	ITT	EDO	Pro Forma		Pro Forma
	Corporation	Corporation	Adjustments		Combined

Sales and revenues	$6,474.6	$758.2	$—		$7,232.8

Costs of sales and revenues	4,606.9	592.3	—		5,199.2
Selling, general and administrative	978.5	105.1	45.0	(a)	1,128.6
Research and development expenses	129.9	7.4	—		137.3
Restructuring and asset impairment charges, net	31.1	—	—		31.1
Acquisition-related costs	—	6.3	—		6.3

Total costs and expenses	5,746.4	711.1	45.0		6,502.5

Operating income	728.2	47.1	(45.0)		730.3
Interest expense	68.7	16.8	57.2	(b)	142.7
Interest income	31.0	0.5	(0.5)	(c)	31.0
Miscellaneous expense, net	10.6	—	—		10.6

Income from continuing operations before income tax expense	679.9	30.8	(102.7)		608.0

Income tax expense	175.3	7.9	(35.2)	(d)	148.0

Income from continuing operations	504.6	22.9	(67.5)		460.0

Income from continuing operations:
Basic	$2.79				$2.55
Diluted	$2.74				$2.50

Average Common Shares — Basic	180.7				180.7
Average Common Shares — Diluted	184.0				184.0

(a)	Represents preliminary estimate of amortization expense for intangible assets acquired, which totaled approximately $0.4 billion. These intangible assets consist entirely of customer relationships, with a weighted average amortization period of approximately 13 years.

(b)	Reflects additional interest expense attributable to an increase in short-term borrowings in connection with the acquisition, and is based on an interest rate of approximately 5%, which represents ITT’s estimated weighted average interest rate over the periods presented.

(c)	Reflects the elimination of interest income received on EDO Corporation cash and cash equivalents balance during 2006.

(d)	Reflects a 38% effective rate applicable to the pro forma adjustments.

ITT Corporation and Subsidiaries
Pro Forma Condensed Consolidated Income Statement
Year Ended December 31, 2006
(In Millions, Except Per Share Amounts, Unless Otherwise Stated)
(Unaudited)

	Historic
	ITT	EDO	Pro Forma		Pro Forma
	Corporation	Corporation	Adjustments		Combined
Sales and revenues	$7,807.9	$715.2	$—		$8,523.1

Costs of sales and revenues	5,618.4	565.5	—		6,183.9
Selling, general and administrative expenses	1,175.9	109.8	62.5	(a)	1,348.2
Research and development expenses	160.9	14.0	—		174.9
Restructuring and asset impairment charges, net	51.7	1.5	—		53.2
Acquisition-related costs	—	3.5	—		3.5

Total costs and expenses	7,006.9	694.3	62.5		7,763.7

Operating income	801.0	20.9	(62.5)		759.4

Interest expense	86.2	14.5	69.7	(b)	170.4
Interest income	25.4	4.9	(4.9)	(c)	25.4
Miscellaneous expense, net	12.9	—	—		12.9

Income from continuing operations before income tax expense	727.3	11.3	(137.1)		601.5

Income tax expense	227.6	(0.3)	(47.5)	(d)	179.8

Income from continuing operations	499.7	11.6	(89.6)		421.7

Income from continuing operations:
Basic	$2.71				$2.29
Diluted	$2.67				$2.25

Average Common Shares — Basic	184.3				184.3
Average Common Shares — Diluted	187.4				187.4

(a)	Represents preliminary estimate of amortization expense for intangible assets acquired, which totaled approximately $0.4 billion. These intangible assets consist entirely of customer relationships, with a weighted average amortization period of approximately 13 years.

(b)	Reflects additional interest expense attributable to an increase in short-term borrowings in connection with the acquisition, and is based on an interest rate of approximately 5%, which represents ITT’s estimated weighted average interest rate over the periods presented.

(c)	Reflects the elimination of interest income received on EDO Corporation cash and cash equivalents balance during 2006.

(d)	Reflects a 38% effective rate applicable to the pro forma adjustments.